Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NOVO NORDISK INC.

AND

MARINUS PHARMACEUTICALS, INC.

dated as of July 13, 2022

TABLE OF CONTENTS

Article I. DEFINITIONS1

Section 1.01 Certain Definitions1

Section 1.02 Other Defined Terms2

Article II. PURCHASE AND SALE2

Section 2.01 Purchase and Sale; No Assumed Liabilities2

Section 2.02 Purchase Price2

Section 2.03 Method of Payment3

Section 2.04 Tax Withholding3

Article III. CLOSING3

Section 3.01 Closing3

Section 3.02 Transactions to be Effected at Closing3

Section 3.03 Title Passage4

Article IV. REPRESENTATIONS AND WARRANTIES OF SELLER4

Section 4.01 Organization, Standing and Power4

Section 4.02 Due Authority4

Section 4.03 Noncontravention5

Section 4.04 No Consents5

Section 4.05 Title to Purchased Assets5

Section 4.06 Contracts5

Section 4.07 Compliance With Legal Requirements5

Section 4.08 Legal Proceedings5

Section 4.09 Governmental Authorizations6

Section 4.10 Revocation; Regulatory Change; Use of Purchased Assets6

Section 4.11 Marketed Product6

Section 4.12 Document Disclosure6

Section 4.13 Intent to Use6

Section 4.14 Solvency6

Section 4.15 No Broker7

Section 4.16 Sale and Use of Proceeds7

Section 4.17 No Other Representations7

Article V. REPRESENTATIONS AND WARRANTIES OF BUYER7

Section 5.01 Organization, Standing and Power7

Section 5.02 Authority7

Section 5.03 Noncontravention7

Section 5.04 No Consents8

Section 5.05 Financing8

Section 5.06 No Broker8

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Section 5.07 Non-Reliance8

Section 5.08 No Other Representations8

Article VI. CONDITIONS TO CLOSING9

Section 6.01 Conditions Precedent of Buyer and Seller9

Section 6.02 Buyer’s Conditions Precedent9

Section 6.03 Seller’s Conditions Precedent10

Article VII. PRE-CLOSING COVENANTS AND AGREEMENTS10

Section 7.01 Antitrust Notification10

Section 7.02 Certain Notifications and Other Obligations of Seller11

Section 7.03 Marketing12

Section 7.04 Exclusivity; No Solicitation12

Article VIII. INDEMNIFICATION13

Section 8.01 Indemnification13

Section 8.02 Indemnification Procedures13

Section 8.03 Direct Claims14

Section 8.04 Limitations on Indemnification14

Section 8.05 Exclusive Remedy14

Article IX. TERMINATION15

Section 9.01 Termination Prior to Closing15

Section 9.02 Effect of Termination15

Article X. ADDITIONAL COVENANTS16

Section 10.01 Further Assurances16

Section 10.02 Compliance with Legal Requirements16

Section 10.03 Nondisclosure16

Section 10.04 Disclosures Concerning this Agreement17

Section 10.05 Expenses17

Article XI. GENERAL PROVISIONS17

Section 11.01 Survival17

Section 11.02 Transfer Taxes and Fees18

Section 11.03 Notices18

Section 11.04 Construction19

Section 11.05 Counterparts20

Section 11.06 Entire Agreement20

Section 11.07 Assignment20

Section 11.08 Severability20

Section 11.09 Remedies Cumulative21

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Section 11.10 Governing Law21

Section 11.11 Waiver of Jury Trial21

Section 11.12 Amendment; Extension; Waiver21

Section 11.13 Representation By Counsel; Interpretation21

List of Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Seller’s Transfer Acknowledgement Letter
Exhibit C	Buyer’s Transfer Acknowledgement Letter
Exhibit D	Press Release

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 13, 2022 (the “Effective Date”), by and between Novo Nordisk Inc., a corporation organized under the laws of Delaware (“Buyer”), and Marinus Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below);

WHEREAS, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii) in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below); and

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

Article I.
DEFINITIONS
Section 1.01Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:
(a)“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) or more of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.
(b)“Alternative Transaction” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Person or group of Persons (other than Buyer or its Affiliates or their respective Representatives) for any acquisition by, or transfer, assignment, encumbrance, license or other grant of rights or disposition to, such Person or group of Persons of any right, title or interest in or to the Purchased Assets; provided that “Alternative Transaction”

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shall not include any acquisition of all or substantially all of Seller’s assets (whether through a stock purchase, merger, sale of all or substantially all assets or otherwise) so long as such acquisition would not reasonably be expected to prevent or materially delay the Asset Purchase from being consummated pursuant to the terms of, and subject to the conditions of, this Agreement.
(c)“Approval Letter” means the letter dated March 18, 2022 by the FDA approving the Subject NDA, Reference ID 4955025.
(d)“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.
(e)“Claims” means any claims for indemnification made by an Indemnitee against an Indemnitor pursuant to Article VIII.
(f)“Confidential Information” means (i) any and all confidential and proprietary information, including, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records.
(g)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
(h)“Credit Agreement” means that certain Credit Agreement and Guaranty dated May 11, 2021 by and among Seller, certain subsidiaries of Seller as guarantors, the lenders from time to time party thereto, and Oaktree Fund Administration, LLC, as administrative agent for the lenders.
(i)“Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on use or transfer.
(j)“FDA” means the United States Food and Drug Administration.
(k)“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(l)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
(m)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(n)“Knowledge” means, with respect to Seller, the actual knowledge of [***] and [***], and the knowledge that such persons would reasonably be expected to have after reasonable inquiry.
(o)“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to Seller, any responsibilities, requirements, parameters and conditions relating to the Priority Review Voucher set forth in the Approval Letter.
(p)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirement or any Contract.
(q)“Notice of Intent to Use” means notification to the FDA not later than ninety (90) days prior to the submission of a human drug application of the intent to use the Priority Review Voucher to obtain Priority Review of a human drug application, as described in 21 U.S.C. § 360ff(b)(4)(B)(i).
(r) “Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.
(s)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
(t)“Pre-Closing Period” means the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date.
(u)“Priority Review” means review and action on a human drug application by the FDA in accordance with the timelines set forth by the FDA for “priority review” applications in the then-current Prescription Drug User Fee Act goals letter, as described in FDA Draft Guidance, “Rare Pediatric Disease Priority Review Vouchers – Guidance for Industry” (July 2019).

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(v)“Priority Review Voucher” means the priority review voucher issued by the United States Secretary of Health and Human Services, Food and Drug Administration, to Seller, as evidenced in the Approval Letter, identified by priority review voucher number 215904.
(w)“Proceeding” means any action, arbitration, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
(x)“Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements afforded to the holder of the Priority Review Voucher.
(y)“Regulatory Change” means any (i) new Legal Requirement, amendment, change or supplement to any then-existing Legal Requirement enacted, adopted or approved by any Governmental Entity in the United States, or (ii) term or condition imposed by the FDA on the Priority Review Voucher that is not generally imposed on priority review vouchers under the FDCA as of the Effective Date, that in either case ((i) or (ii)) has been enacted, adopted, approved or imposed between the Effective Date and the Closing Date (except as set forth in Section 4.10) and adversely impacts, in any material respect, the manner in which Buyer may use, receive, hold or otherwise exploit the Priority Review Voucher.
(z)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
(aa)“Subject NDA” means NDA Number 215904, approved by the FDA on March 18, 2022 for the use of Ztalmy (ganaxolone) oral suspension for the treatment of seizures associated with cyclin-dependent kinase-like 5 deficiency disorder in patients 2 years of age and older.
(bb)“Tax” or “Taxes” means any and all domestic and foreign, federal, state, provincial, local, municipal and other taxes, fees, levies, duties, tariffs, imposts and like assessments or charges of whatever kind, including taxes or charges on, or measured by or with respect to, gross or net income, gain, gross receipts, capital, franchise, windfall and other profits, sales, use, real or personal property, payroll, as well as any value added, ad valorem, transfer, license, withholding, employment, unemployment, excise, severance, stamp, occupation, municipal, municipal surcharge, environmental, social security, escheat, unclaimed property and other tax, together with any interest or any penalty thereon and addition thereto, whether disputed or not, and including (i) the Tax Liability of any other Person imposed pursuant to Section 1.1502-6 of the Treasury Regulations or any similar provision of other Legal Requirement relating to taxes and (ii) the obligation to indemnify or assume or otherwise succeed to the Tax Liability of any other Person, by Contract or pursuant to any Legal Requirement.
(cc)“Third Party” means any Person other than a Party and such Party’s Affiliates.
(dd)“Third Party Claim” means a claim by a Third Party in respect of which an Indemnitee may seek indemnification pursuant to Section 8.01.

Section 1.02Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term as follows:
Term	Section

“Agreement”Recitals

“Asset Purchase”Recitals

“Buyer”Preamble

“Closing Date”Section 3.01

“Closing”Section 3.01

“Damages”Section 8.01(a)

“Effective Date”Preamble

“Excluded Liabilities”Section 2.01(b)

“Indemnitee”Section 8.02(a)

“Indemnitor”Section 8.02(a)

“Party”Preamble

“Priority Review Fee”Section 11.02

“Purchase Price”Section 2.02

“Seller”Preamble

“Valid Account Details”Section 2.03

Article II.
PURCHASE AND SALE
Section 2.01Purchase and Sale; No Assumed Liabilities.
(a)Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, at the Closing, all of Seller’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances.
(b)For the avoidance of doubt, (i) the sale, assignment, transfer and conveyance of the Purchased Assets from Seller to Buyer shall not include the transfer, conveyance or assumption of any Liabilities from Seller to Buyer, and (ii) Buyer shall not assume or be liable for any Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued), including Liabilities relating to the Purchased Assets (other than such obligations as are imposed generally by applicable Legal Requirements solely on the holder of the Priority Review Voucher in respect of its use or transfer following the sale thereof pursuant to this Agreement, including the Priority Review Fee and any other user fees required to be paid to redeem the Priority Review Voucher, the “Excluded Liabilities”). Seller shall be solely responsible for all Excluded Liabilities.
Section 2.02Purchase Price. The total consideration (the “Purchase Price”) to be paid by Buyer to Seller for all of the Purchased Assets shall be One Hundred and Ten Million Dollars (U.S. $110,000,000.00) due and payable upon the Closing Date.

Section 2.03Method of Payment. Payment of the Purchase Price to Seller shall be made in cash by wire transfer of immediately available funds to a bank account specified by Seller in writing to Buyer in the form of Valid Account Details no later than five (5) Business Days prior to the Closing Date. “Valid Account Details” means, with respect to any bank account, the valid (a) name of bank, (b) bank’s address, (c) account number, (d) account name and (e) ABA/Routing number.
Section 2.04Tax Withholding. Buyer, its Affiliates and their respective agents shall be entitled to deduct and withhold from the Purchase Price or any amount otherwise payable pursuant to this Agreement to Seller any amount required to be deducted or withheld therefrom on account of Taxes under applicable Legal Requirements. Buyer shall cooperate with Seller to the extent commercially reasonable in efforts by Seller to obtain any legally available reduction of, or relief from, such deduction or withholding. Buyer shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld and timely file all Tax returns and provide to Seller such information statements and other documents required to be filed or provided under applicable Legal Requirements relating to Tax.
Article III.
CLOSING
Section 3.01Closing. The consummation of the Asset Purchase (the “Closing”) shall be conducted telephonically or via email, facsimile transfer or other similar means of correspondence on such date to be mutually agreed upon by Buyer and Seller, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
Section 3.02Transactions to be Effected at Closing.
(a)Seller’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:
(i)an executed Bill of Sale substantially in the form attached hereto as Exhibit A;
(ii)the certificate referred to in Section 6.02(c);
(iii)an executed certificate of the secretary or an assistant secretary (or equivalent duly authorized officer or other representative) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) as to the incumbency of each person executing this Agreement and any other document delivered in connection herewith on behalf of Seller and that the signature of each such person on this Agreement and such other document is such person’s genuine signature; and

(iv)a properly completed, validly executed, true and correct Internal Revenue Service Form W-9 certifying that Seller is not subject to backup withholding for United States federal income tax purposes;
(v)a letter addressed to Buyer, substantially in the form attached hereto as Exhibit B and duly executed by Seller, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with this Agreement.
(b)Buyer’s Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:
(i)the Purchase Price, in accordance with Section 2.03;
(ii)the certificate referred to in Section 6.03(c); and
(iii)a letter addressed to Seller, substantially in the form attached hereto as Exhibit C and duly executed by Buyer, acknowledging the transfer of the Priority Review Voucher from Seller to Buyer, in accordance with this Agreement.
Section 3.03Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer, free of any Encumbrances.
Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and the Closing Date, as follows:

Section 4.01Organization, Standing and Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Seller’s ability to consummate the transactions contemplated by this Agreement. Seller is not in violation of its certificate of incorporation or bylaws.
Section 4.02Due Authority. Seller has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The approval of Seller’s stockholders is not required for the execution, delivery and performance of this Agreement or the consummation of the Asset Purchase.

Section 4.03Noncontravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Seller, (ii) any Contract to which Seller is a party or by which it is bound which involves or affects in any way any of the Purchased Assets or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller or any of the Purchased Assets (except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Seller to consummate the Asset Purchase at Closing in accordance with the terms of this Agreement and perform its other obligations under this Agreement).
Section 4.04No Consents. Except for the letters referenced in Section 3.02(a)(v) and Section 3.02(b)(iii) and the filing of any Premerger Notification and Report Form required under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration with, from or of any Governmental Entity or other Third Party is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.
Section 4.05Title to Purchased Assets. Seller is the sole and exclusive owner of the Purchased Assets and owns and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets pursuant to this Agreement.
Section 4.06Contracts. Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party that involves or affects the ownership of, licensing of, title to, or use of any of the Purchased Assets.
Section 4.07Compliance With Legal Requirements. Seller and its Affiliates are, and at all times have been, in compliance in all material respects with each Legal Requirement that is or was applicable to (a) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (b) any of the Purchased Assets. Seller and its Affiliates have not received any notice or other communication from any Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any such Legal Requirement.
Section 4.08Legal Proceedings. There is no pending, or to Seller’s Knowledge, threatened Proceeding involving Seller or any of its Affiliates, nor has there been a Proceeding involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates are party or subject to the provisions of any Order, (a) that involves or affects (or may involve or affect) the issuance of, continued validity of, ownership of, transfer or license of, title to, or use of any of the Purchased Assets, (b) that otherwise challenges or seeks to restrain, prohibit, prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement, or (c) that seeks to obtain from Seller, Buyer or any of their respective Affiliates in connection with the transactions contemplated by this Agreement any damages which would result in the transactions contemplated hereby being rescinded following consummation. To Seller’s Knowledge, there is no fact or circumstance that would reasonably be expected to serve as a basis for any of the foregoing Proceedings. None of the Purchased Assets are subject to any Order of any Governmental Entity or arbitrator.

Section 4.09Governmental Authorizations. Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.
Section 4.10Revocation; Regulatory Change; Use of Purchased Assets. The Priority Review Voucher has not been redeemed, transferred, terminated, cancelled or revoked and Seller, to its Knowledge, has not done or omitted to do any act, which act or omission would reasonably be expected to result in the termination, cancellation or revocation of the Priority Review Voucher. Since the date that the Priority Review Voucher was issued, to the Knowledge of Seller, there has not occurred any Regulatory Change of a type described in clause (ii) of the definition thereof.  Seller does not have Knowledge of any information that would preclude or interfere with Buyer’s ability to use the Purchased Assets to obtain Priority Review or any other benefit associated with the Purchased Assets following the Closing. To the Knowledge of Seller, there is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the Approval Letter. Seller has provided to Buyer true, correct and complete copies of the Approval Letter and any other material communications between Seller or any of its Affiliates and the FDA regarding the Priority Review Voucher.
Section 4.11Marketed Product. Seller has initiated or will initiate marketing in the United States of the product approved under the Subject NDA within the 365-day period beginning on the date of the FDA approval of the Subject NDA.
Section 4.12Document Disclosure. Attached as Schedule 4.12 is a true, correct and complete list of all documents for which true, correct and complete copies have been made available to Buyer as of the close of business on the last Business Day immediately preceding the Effective Date, which list includes any and all communications between Seller or its Affiliates, on the one hand, and the FDA, on the other hand, with respect to the Purchased Assets.
Section 4.13Intent to Use. Neither Seller nor any of its Affiliates has filed or submitted to the FDA, or instructed or permitted any Third Party to file or submit to the FDA, a Notice of Intent to Use.
Section 4.14Solvency. Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller or any Affiliate of Seller. Following the Closing, after giving effect to the Asset Purchase, including payment of the Purchase Price, Seller will not be insolvent.

Section 4.15No Broker. Except for Jefferies, LLC, the fees and expenses of which shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.16Sale and Use of Proceeds. The consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, does not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a mandatory prepayment or any other acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver under, the Credit Agreement.
Section 4.17No Other Representations. Neither Seller nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Article IV, and Seller hereby disclaims any such other representations and warranties.
Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Effective Date and the Closing Date, as follows:

Section 5.01Organization, Standing and Power. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement. Buyer is not in violation of its certificate of incorporation or bylaws.
Section 5.02Authority. Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 5.03Noncontravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the certificate of incorporation or bylaws of Buyer, (b) any Contract to which Buyer is a party or by which it is bound which involves or affects in any way the Asset Purchase or (c) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Buyer (except, in the case of clauses (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Buyer to consummate the Asset Purchase at Closing in accordance with the terms of this Agreement and perform its other obligations under this Agreement).

Section 5.04No Consents. Except for the letters referenced in Section 3.02(a)(v) and Section 3.02(b)(iii) and the filing of any Premerger Notification and Report Form required under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.
Section 5.05Financing. Buyer has, and will at Closing have, sufficient funds to consummate the transactions contemplated by this Agreement.
Section 5.06No Broker. Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission payable by Seller in connection with the transactions contemplated by this Agreement.
Section 5.07Non-Reliance. Neither Seller nor any of its Affiliates nor any of their Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement, and Seller, its Affiliates and their Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, except in the case of fraud. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in Article IV. Neither Seller nor its Affiliates nor any of their Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any presentations, due diligence discussions or in any other form in expectation of, or in connection with, the Asset Purchase, other than as expressly set forth in this Agreement or in the case of fraud.
Section 5.08No Other Representations. Neither Buyer nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Article V, and Buyer hereby disclaims any such other representations and warranties.

Article VI.
CONDITIONS TO CLOSING
Section 6.01Conditions Precedent of Buyer and Seller. Each Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the Closing Date, of each of the following conditions precedent:
(a)HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material Order issued or promulgated by a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal.
(c)No Governmental Litigation. There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement or the transactions contemplated hereby.
Section 6.02Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the Closing Date, of each of the following conditions precedent:
(a)Accuracy of Representations. Each of the representations and warranties (i) made by Seller in this Agreement (other than the representations and warranties made by Seller in Section 4.01, Section 4.02, Section 4.03(b)(i), Section 4.05, Section 4.13 and Section 4.15) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), provided that any such failure of such representations and warranties to be true and correct shall be disregarded if it would not, individually or in the aggregate, reasonably be expected to delay, restrict, limit, preclude or otherwise negatively impact in a material manner the transfer or use of the Purchased Assets to or by Buyer free and clear of all Encumbrances; and (ii) made by Seller in Section 4.01, Section 4.02, Section 4.03(b)(i), Section 4.05, Section 4.13 and Section 4.15 shall be true and correct in all respects at and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).
(b)Performance of Covenants. Seller shall have complied with and performed in all material respects all of the covenants and obligations required by this Agreement to be complied with or performed by Seller at or prior to the Closing Date.
(c)Closing Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and duly executed by Seller, certifying that the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied.
(d)No Regulatory Change. There shall not have occurred and remain in effect any Regulatory Change.

Section 6.03Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)Accuracy of Representations. Each of the representations and warranties (i) made by Buyer in this Agreement (other than the representations and warranties made by Buyer in Section 5.01, Section 5.02, Section 5.03(a) and Section 5.06) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), provided that any such failure of such representations and warranties to be true and correct shall be disregarded if it would not, individually or in the aggregate, reasonably be expected to delay, restrict, limit, preclude or otherwise negatively impact in a material manner the consummation of the Asset Purchase; and (ii) made by Buyer in Section 5.01, Section 5.02, Section 5.03(a) and Section 5.06 shall be true and correct in all respects at and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).
(b)Performance of Covenants. Buyer shall have complied with and performed in all material respects all of the covenants and obligations required by this Agreement to be complied with or performed by Buyer at or prior to the Closing Date.
(c)Closing Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.
Article VII.
PRE-CLOSING COVENANTS AND AGREEMENTS
Section 7.01Antitrust Notification.
(a)The Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, Seller and Buyer shall file, or shall cause their ultimate parent entities as defined in the HSR Act to file, as soon as practicable (but not later than ten (10) Business Days) after the Effective Date, any notifications required under the HSR Act, and shall respond as promptly as practicable to all inquiries or requests received from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Entity for additional information or documentation. In connection therewith, the Parties shall, or shall cause their respective Affiliates to, (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, and (ii) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from the applicable Governmental Entity. If made available by the relevant Governmental Entity, the Parties shall request early termination of the waiting period under the HSR Act.
(b)Subject to applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, each Party will notify the other promptly upon the receipt of (i) any comments or questions from any Governmental Entity in connection with any filings made pursuant to Section 7.01 or the transactions contemplated by this Agreement and (ii) any request by any Governmental Entity for information or documents relating to an investigation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement; provided, however, that Buyer shall, on behalf of the Parties, control and make the final determination as to the appropriate strategy relating to any filing or submission which is necessary under the HSR Act, including with respect to any filings, notifications, submissions and communications with or to any Governmental Entity. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.01 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both Parties. Subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.
(c)Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer, agree, propose or negotiate to (i) sell, hold, hold separate, divest, lease, license, transfer, discontinue, encumber or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including any requirements to enter into new Contracts or modify or terminate existing Contracts), (iii) any material modification or waiver of the terms and conditions of this Agreement, (iv) terminate any existing relationships or contractual rights or obligations, (v) otherwise offer to take or offer to commit to take any action that would limit Buyer’s or any of its Affiliates’ freedom of action with respect to, or ability to retain or otherwise exercise full rights of ownership with respect to the Purchased Assets or any of the businesses, assets or properties of Buyer or any of its Affiliates, (vi) initiate, litigate, challenge, defend or otherwise participate or take any action with respect to any Proceeding by, against or involving any Third Party or Governmental Entity with respect to the transactions contemplated by this Agreement, (vii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated by this Agreement, or (viii) otherwise take any other steps or actions to defend against, vacate, modify or suspend any Order of any Governmental Entity, including any injunction related to a private cause of action that would prevent the consummation of the transactions contemplated by this Agreement.
(d)Buyer shall bear all filing fees related to any notifications under the HSR Act.
Section 7.02Certain Notifications and Other Obligations of Seller. During the Pre-Closing Period, (a) Seller shall provide Buyer with prompt written notice to the extent Seller becomes aware of any Regulatory Change, and (b) each Party shall, and shall cause each of their respective Affiliates to, provide the other Party with prompt written notice of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or would reasonably be expected to cause any condition to the obligations of such other Party to effect the Closing or the failure of such first Party to comply with or satisfy in any material respect any covenant to be complied with or satisfied by the such Party pursuant to this Agreement; provided that the failure by either Party to give notice of any such occurrence as required pursuant to this Section 7.02(b) with respect to a breach of or inaccuracy in a representation or warranty contained herein shall not, in and of itself, render such breach or inaccuracy to become a failure to comply with a covenant. Any notice provided by a Party pursuant to this Section 7.02 shall not be deemed to amend, modify or supplement any representation or warranty made by such Party in this Agreement or any certificate or document delivered hereunder and shall not operate as a waiver or otherwise affect or impair the other Party’s rights under this Agreement (including with respect to Article VIII and Article IX).

Section 7.03Marketing. Seller shall market in the United States the product for which the Priority Review Voucher was awarded within the 365-day period beginning on the date of the FDA approval of such product to the extent required under applicable Legal Requirements or otherwise by any applicable Governmental Entity for the continued use of, or right to transfer, the Priority Review Voucher in the United States.
Section 7.04Exclusivity; No Solicitation. During the Pre-Closing Period, Seller shall not, nor shall it authorize or instruct any of its Affiliates or its or their Representatives to, and it shall direct such Affiliates and Representatives not to, (a) transfer or assign the Priority Review Voucher to any Person other than Buyer or enter into any Contract with respect thereto, (b) encumber or otherwise grant or allow to exist any Encumbrance on the Priority Review Voucher (other than pursuant to this Agreement), (c) solicit, initiate or knowingly facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (d) engage, continue or participate in any discussions or negotiations regarding, or take any other action intended or reasonably expected to facilitate the making of any inquiry, proposal or offer to Seller that constitutes, or may reasonably be expected to lead to, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) other than to state that they are not permitted to have any such discussions, (e) accept any inquiry, proposal or offer from any Person (other than Buyer) in respect of an Alternative Transaction, or (f) resolve to propose or agree to do any of the foregoing. Seller shall, and shall cause each of its Affiliates and shall direct its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party or its Representatives conducted prior to the Effective Date with respect to any Alternative Transaction, or proposal that would reasonably be expected to lead to an Alternative Transaction, and shall use its reasonable best efforts to cause any such Third Party and its Representatives in possession of Confidential Information heretofore furnished to such Person by or on behalf of Seller to return or destroy all such Confidential Information as promptly as practicable.

Article VIII.
INDEMNIFICATION
Section 8.01Indemnification.
(a)Indemnification by Seller. From and after the Closing, Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective Representatives harmless for, from and against any and all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising out of (i) any breach of Seller’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Seller hereunder, (ii) Seller’s fraud in connection with this Agreement or, solely with respect to Seller’s representations and warranties contained herein (and subject to Section 4.17), intentional misrepresentation, or (iii) any Excluded Liabilities.
(b)Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective Representatives harmless for, from and against any and all Damages arising out of (i) any breach of Buyer’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Buyer hereunder, (ii) Buyer’s fraud in connection with this Agreement or, solely with respect to Buyer’s representations and warranties contained herein (and subject to Section 5.08), intentional misrepresentation or (iii) Buyer’s, its Affiliates’, or any subsequent transferee’s use or ownership of the Purchased Assets.
Section 8.02Indemnification Procedures.
(a)A Person entitled to indemnification pursuant to Section 8.01 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any Third Party Claim as soon as reasonably practicable after the Third Party Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.
(b)If the Indemnitor has acknowledged in writing to the Indemnitee the Indemnitor’s responsibility for defending such Third Party Claim and for indemnifying the Indemnitee in respect thereof and such Third Party Claim is neither a class action or criminal matter, nor seeks injunctive relief, the Indemnitor shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes, as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Third Party Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be unreasonably withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee, in which case ((A) – (C)) the Indemnitee may withhold its consent in its sole discretion. If a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ (or earlier if reasonably necessary to appropriately defend the claim) prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee). If the Indemnitee is defending such Third Party Claim, the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. If the Indemnitor has elected to defend such Third Party Claim or if the Indemnitor has otherwise acknowledged in writing its responsibility for indemnifying a Third Party Claim, the Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed.
(c)The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 8.02 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee.
Section 8.03Direct Claims. A Claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice from the Indemnitee to the Indemnitor. Such notice shall include the facts constituting the basis for such Claim, the Sections of this Agreement upon which such Claim is then based, and an estimate, if possible, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee.
Section 8.04Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Damages that may be recovered from (a) Seller pursuant to Section 8.01(a)(i) shall equal the Purchase Price, and (b) Buyer pursuant to Section 8.01(b)(i) shall equal the Purchase Price. Notwithstanding anything to the contrary set forth herein, except to the extent actually awarded against an Indemnitee pursuant to a judgment with respect to a Third Party Claim, no Party shall have any Liability under any provision of this Agreement (including this Article VIII) for any (i) punitive or special damages or (ii) incidental or indirect damages, including damages based on business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, in each case in this clause (ii) to the extent that such damages are not the probable and reasonably foreseeable result of the breach of this Agreement that gave rise thereto. Each Person entitled to indemnification hereunder will take commercially reasonable steps to the extent required by applicable law to mitigate all Damages after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith.
Section 8.05Exclusive Remedy. From and after the Closing, except in the case of fraud, the sole and exclusive remedy of any Indemnitee for any Damages that such Indemnitee may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, including any inaccuracy, violation or breach of any representation and warranty contained in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, shall be indemnification in accordance with this Article VIII (subject to the applicable qualifications and limitations set forth in this Agreement).
Article IX.
TERMINATION
Section 9.01Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, this Agreement and the respective obligations of the Parties to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:
(a)upon the mutual written consent of Buyer and Seller;
(b)by either Party, by written notice to the other Party if the Closing has not occurred on or before 11:59 p.m., Cambridge, Massachusetts time, on the date that is sixty (60) days following the Effective Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement is the primary cause of the failure of the Closing to occur on or before such date;
(c)by Buyer or Seller, if (i) any Legal Requirement having the effect referred to in Section 6.01(b) has been enacted, issued, promulgated, enforced or entered or (ii) any Order having the effect referred to in Section 6.01(b) is in effect and has become final and non-appealable;
(d)by Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a violation or breach by Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would be reasonably expected to prevent the satisfaction of any condition set forth in Section 6.02, and (i) such violation or breach has not been waived by Buyer, (ii) Buyer has provided written notice to Seller of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Seller within the earlier of twenty (20) Business Days after receiving written notice thereof from Buyer and the Outside Date; or
(e)by Seller, if Seller is not in material breach of its obligations under this Agreement and there has been a violation or breach by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would be reasonably expected to prevent the satisfaction of any condition set forth in Section 6.03, and (i) such violation or breach has not been waived by Seller, (ii) Seller has provided written notice to Buyer of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Buyer within the earlier of twenty (20) Business Days after receiving written notice thereof from Seller and the Outside Date.
Section 9.02Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, written notice thereof shall forthwith be given to the other Party hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 9.02, Section 10.03, Article I and Article XI, which shall survive any such termination) and there shall be no Liability on the part of Buyer or Seller except for damages resulting from any breach of this Agreement prior to termination of this Agreement by Buyer or Seller.

Article X.
ADDITIONAL COVENANTS
Section 10.01Further Assurances.
(a)The Parties shall (i) cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, (ii) furnish upon request to each other such further information, (iii) execute and deliver to each other such other documents, and (iv) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Buyer, its Affiliates or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.
(b)Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.  Promptly following the Closing, Buyer shall, and Seller shall reasonably cooperate with Buyer to, notify the FDA of the transfer of the Purchased Assets and deliver to the FDA the letters referenced in Section 3.02(a)(v) and Section 3.02(b)(iii).
Section 10.02Compliance with Legal Requirements. Seller shall at all times comply in all material respects with all Legal Requirements applicable to the Purchased Assets, including any and all Legal Requirements applicable to the use or transfer of the Priority Review Voucher. Seller shall promptly forward to Buyer any communications or notices it or its Affiliates receive from any Governmental Entity in respect of the Purchased Assets.
Section 10.03Nondisclosure.
(a)Subject to disclosures permitted or contemplated by Section 10.04, with respect to Confidential Information received from a Party, the other Party will (i) keep such Confidential Information confidential, (ii) not use any such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose any such Confidential Information to any Person, except in each case ((i) through (iii)) as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.
(b)Each Party may disclose Confidential Information of the other Party only to its Representatives on a need-to-know basis.
(c)Each Party will (i) enforce the terms of this Section 10.03 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 10.03, and (iii) be responsible and liable for any breach of this Section 10.03 by it or its Representatives.

(d)If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 10.03, such Party shall provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.03. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.
Section 10.04Disclosures Concerning this Agreement. The press release with respect to the execution of this Agreement that is attached as Exhibit D hereto shall be issued by Seller on or on the next Business Day following the Effective Date. Buyer and Seller agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that the Party intending to disclose such information shall use reasonable efforts to provide the other Party with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party). Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate only such information concerning this Agreement as was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding this Agreement. Each Party acknowledges that the other Party, or the other Party’s parent entity, as a publicly traded company is legally obligated to make timely disclosures of material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission; provided that if a Party is obligated to so file a copy of this Agreement, such Party shall prepare a proposed redacted version thereof and request confidential treatment thereof, and the other Party may promptly provide its comments and additional proposed redactions thereon, which comments and proposed redactions shall be considered in good faith by the Party required to so file a copy of this Agreement.
Section 10.05Expenses. Whether or not the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the purchase and sale of the Purchased Assets, this Agreement and the transactions contemplated hereby.
Article XI.
GENERAL PROVISIONS
Section 11.01Survival. Except as expressly set forth herein, the representations and warranties and covenants which are to be performed prior to or at the Closing contained in this

Agreement, and liability for the breach thereof, shall survive the Closing and shall remain in full force and effect for a period of one (1) year following the Closing Date; provided, however, that (a) the representations and warranties contained in Section 4.01, Section 4.02, Section 4.03(b)(i), Section 4.05, Section 4.13 and Section 4.15 shall survive the Closing Date and remain in full force and effect until the expiration of the applicable statute of limitations, and (b) the covenants which are by their terms to be performed following the Closing shall survive the Closing and remain in full force and effect until performed in accordance with their terms.

Section 11.02Transfer Taxes and Fees. Any and all sales, excise, use, value-added and similar taxes, fees or duties assessed or incurred by reason of the sale by Seller and the purchase by Buyer of the Purchased Assets hereunder shall be borne by Buyer, regardless of which Party such taxes, fees or duties are assessed against. Buyer, its Affiliates, or any Buyer transferee of the Priority Review Voucher shall be solely responsible for the payment of the priority review fee described in 21 U.S.C. § 360ff(c) (the “Priority Review Fee”) and all other user fees applicable to the human drug application for which the Priority Review Voucher is redeemed, following the Closing. For the avoidance of doubt, following the Closing, Seller shall have no liability or obligation for any such fees.
Section 11.03Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent prior to 5:00 p.m. in the time zone of the intended recipient on a Business Day, and otherwise on the next Business Day or (c) upon such Party’s receipt after being sent by registered mail, by courier or express delivery. Any such notice shall be addressed to the relevant Party at the address specified in this Section 11.03 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.03.

If to Buyer, to:

Novo Nordisk Inc.

800 Scudders Mill Road

Plainsboro, NJ 08356

United States of America

Attention: Jamie Haney, General Counsel

Email: yjmh@novonordisk.com

with a copy (which shall not constitute notice) to:

Novo Nordisk A/S

Nove Alle

DK-2880 Bagsvaerd, Denmark
Attention: General Counsel

and

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405

United States of America
Attention: Jack S. Bodner

Email: jbodner@cov.com

If to Seller, to:

Marinus Pharmaceuticals, Inc.
5 Radnor Corporate Center
100 Matsonford Road, Suite 500

Radnor, PA 19087
Attention: Steve Pfanstiel, Chief Financial Officer; Office of the General Counsel
Email: spfanstiel@marinuspharma.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067
Attention: Andrew Clark; Paul Jeffrey

Email: Andrew.Clark@lw.com; Paul.Jeffrey@lw.com

Section 11.04Construction.
(a)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and the word “or” is not intended to be exclusive unless expressly indicated otherwise. The words “will” and “shall” have the same meaning. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”
(b)The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise indicated, (i) all references in this Agreement to “Articles,” “Sections,” “Schedules” or “Exhibits” are intended to refer to Articles, Sections, Schedules or Exhibits of this Agreement, and (ii) references in any Section to any clause are references to such clause of such Section.
(c)Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).

(d)Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.
(e)The captions, table of contents and headings in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.
(f)Unless otherwise specified, (i) references to any applicable law or other Legal Requirement shall be deemed to refer to such law or Legal Requirement as amended from time to time and to any rules, regulations or interpretations promulgated thereunder and (ii) references to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
Section 11.05Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 11.06Entire Agreement. This Agreement, including all exhibits and schedules attached hereto and the Confidentiality Agreement by and between the Parties dated June 17, 2022, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Parties relating to the subject matter hereof.
Section 11.07Assignment. No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent. Any attempt to assign this Agreement without such consent will be null and void. Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party: (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party. Notwithstanding the foregoing, Buyer may assign this Agreement, in whole or in part, without Seller’s consent, to any purchaser, transferee, or assignee of any of the Purchased Assets. For the avoidance of doubt, no assignment made pursuant to this Section 11.07 shall relieve the assigning Party of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.
Section 11.08Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties. The Parties shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 11.09Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.
Section 11.10Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court in Wilmington, Delaware (or if such court does not have subject matter jurisdiction, a State Court of the State of Delaware located in Wilmington, Delaware) solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.
Section 11.11Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ASSET PURCHASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE ASSET PURCHASE AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 11.12Amendment; Extension; Waiver. Subject to the provisions of applicable Legal Requirements, the Parties may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties. At any time, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
Section 11.13Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective Representatives thereunto duly authorized, all as of the date first written above.

NOVO NORDISK INC.

By:	/s/ Doug Langa
	Name:	Doug Langa
	Title:	EVP, North America Operations

[Signature page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective Representatives thereunto duly authorized, all as of the date first written above.

MARINUS PHARMACEUTICALS, INC.

By:	/s/Steven Pfanstiel

Name: Steven Pfanstiel

Title: Chief Financial Officer

[Signature page to Asset Purchase Agreement]

Exhibit A

FORM OF BILL OF SALE

Exhibit B

SELLER’S TRANSFER ACKNOWLEDGMENT LETTER

Exhibit C

BUYER’S TRANSFER ACKNOWLEDGMENT LETTER

Exhibit D

PRESS RELEASE